Exhibit 23.1

Consent of Hacker, Johnson & Smith PA

We consent to the incorporation by reference in the Form 8-K/A of Boston Private Financial Holdings, Inc. of our report dated February 18, 2005 with respect to the consolidated financial statements of Gibraltar Financial Corporation, which report is included in Amendment No. 1 of the Registration Statement on Form S-4 filed July 12, 2005.

/s/ Hacker, Johnson & Smith PA

HACKER, JOHNSON & SMITH PA

Fort Lauderdale, Florida

December 13, 2005